Align Technology Announces 10b5-1 Share Repurchase Plan

SAN JOSE, CA -- (Marketwired - May 30, 2014) - Align Technology, Inc. (NASDAQ: ALGN) today announced that it has entered into a share repurchase plan under which the Company will repurchase up to $30 million of its common stock. This share repurchase plan is in addition to, and will become effective upon, the completion of the company's previously announced $70 million accelerated stock repurchase plan. This share repurchase plan together with the accelerated stock repurchase plan was authorized as a part of the company's three-year $300 million share repurchase program announced April 23, 2014.

The Company's share repurchase plan will operate in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Accordingly, transactions, if any, will be effected in accordance with the terms of the share repurchase plan, including specified price, volume, and timing conditions.

About Align Technology, Inc.
Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign system, which provides dental professionals with a range of treatment options for adults and teenagers. The Company also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Visit www.aligntech.com for more information.

For additional information about Invisalign or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero, please visit www.itero.com.

Forward-Looking Statement
This news release contains forward-looking statements including statements regarding the Company's intention to repurchase shares of its common stock, the intended timing, amount and method of implementation of the stock repurchase program, the expected compliance of the repurchases with Rule 10b-18 under the Securities Exchange Act of 1934. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, changing stock market conditions, and any future determination by the Company that its cash is better used for other alternatives and the other risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 28, 2014. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com